Exhibit 99.1

Melanoma Diagnostic Provider, MELA Sciences, to Raise

$12.45 Million in Private Placement to Institutional Investors and MELA Sciences Directors

IRVINGTON, NY, January 31, 2014 — MELA Sciences, Inc. (NASDAQ: MELA), (the Company) developer of MelaFind®, an FDA approved optical diagnostic device that assists dermatologists in melanoma diagnosis, today announced it has entered into definitive agreements with institutional investors and management for the private placement of $12.45 million of the Company’s convertible preferred stock, common stock warrants and common stock. The investors in the transaction were funds managed by Sabby Management, LLC, which comprise the Company’s largest existing beneficial shareholder, and Broadfin Capital, LLC. In conjunction with the financing, MELA Sciences’ directors have agreed to purchase $150,000 in restricted common stock priced at $0.74 per share, yesterday’s closing bid price for MELA’s common stock.

Pursuant to the terms of the private placement, the Company will issue non-redeemable preferred stock convertible at any time into common stock at a conversion price of $0.84, amounting to 14,642,857 shares of the Company’s common stock. Additionally, the Company will issue to the investors warrants to purchase up to 13,297,297 shares of common stock at an exercise price of $0.74. The warrants are immediately exercisable and will have a term of exercise of five years. Broadfin has been granted the right to designate one director to the Company’s Board of Directors. The Company will also issue 202,703 shares of restricted common stock to Directors for their agreed investment of $150,000.

The investors have been granted resale registration rights with respect to the shares underlying the preferred stock and warrants, as well as rights of participation in future offerings of the Company’s securities.

MELA Sciences intends to use the net proceeds from this offering to re-launch MelaFind focusing on the key dermatologists who treat many of the patients at high risk for melanoma. Funds will also be used to support new clinical trials and the expanded application of the technology and for general corporate purposes, including working capital.

Rose Crane, MELA’s CEO and President, said “This offering provides us the capital we need to turn our full attention to the business and the introduction of MelaFind to key dermatologists. We are extremely encouraged by the interest and support we are receiving for MelaFind within the dermatology community and the reception we have had at dermatology conferences and events over the last six months. It confirms our belief that this device has the potential to become a standard of care for melanoma diagnosis, and that our strategy to build awareness and usage within opinion leading physicians is proving successful in its early stages.”

“We are delighted to have two great healthcare investors participate in this funding as well as announce our management has personally invested. We look forward to reporting our progress in the coming quarters.”

Craig-Hallum Capital Group acted as the exclusive placement agent in connection to the offering.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an exemption from such registration requirements. MELA Sciences has agreed to file a registration statement with the SEC registering the resale of the shares of common stock underlying the securities to be sold to in this private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About MELA Sciences, Inc. www.melasciences.com

MELA Sciences is a medical device company developing dermatology diagnostics utilizing state-of-the-art optical imaging. The flagship product is MelaFind®, an FDA, PMA and CE Mark approved, non-invasive diagnostic tool to aid dermatologists in melanoma evaluation and diagnosis. MelaFind® uses a variety of visible to near-infrared light waves to evaluate skin lesions from the surface to 2.5 mm beneath the skin. It provides images and data on the relative disorganization of a lesion’s cell structure that provides substantial additional perspective to aid melanoma diagnosis. MELA is also exploring new potential uses for its core imaging technology and algorithms.

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Safe Harbor

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and may contain words such as “seeks,” “look forward,” and “there seems” that suggest future events or trends. These statements are based on our current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from our expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. MELA Sciences assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.melasciences.com.

Media	Investors
Diana Garcia Redruello	Toni Trigiani, David Collins
MELA Sciences, Inc.	Catalyst Global
212-518-4226	212-924-9800
dgarcia@melasciences.com	mela@catalyst-ir.com